Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-55078, 333-157884, 333-158081, 333-174035 and 333-180632 on Form S-3 and Registration Statement Nos. 033-84510, 333-27201, 333-27203, 333-27205, 333-60333, 333-123829, 333-150399, 333-165151 and 333-174270 on Form S-8 of Colonial Properties Trust and subsidiaries (the “Company”) of our reports dated February 28, 2013 relating to the consolidated financial statements and financial statement schedules and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.
/s/ Deloitte & Touche LLP

Birmingham, Alabama
February 28, 2013